Exhibit 10(e)

PENSION EQUALIZATION PLAN
OF ENTERGY CORPORATION AND SUBSIDIARIES
(As Amended and Restated Effective January 1, 2009)

Certificate of Amendment
Amendment No. 12

    THIS AMENDMENT, executed this 7th day of May, 2026 and effective May 7, 2026, constitutes the Twelfth Amendment of the Pension Equalization Plan of Entergy Corporation and Subsidiaries (As Amended and Restated effective January 1, 2009) (the “Plan”).
    Pursuant to Section 8.01 of the Plan, and as authorized by the Talent and Compensation Committee of the Board of Directors at its meeting on May 7, 2026, the Plan is hereby amended by adding an Appendix D at the end thereof to read in its entirety as follows:

APPENDIX D

PROVISIONS APPLICABLE
TO A CERTAIN PARTICIPANT
This Appendix D is intended to memorialize certain provisions applicable to the benefit under the Plan of one of its Participants, Andrew S. Marsh (“Executive”), including a provision whereby Executive's benefit under the Plan shall not increase or decrease in respect of service or other circumstances after November 30, 2026, except as otherwise expressly provided below.
Notwithstanding any other provisions of the Plan (including without limitation Article III and Section 6.03) to the extent otherwise inconsistent herewith and subject to the further provisions of this Appendix D, the following provisions apply to the benefit of Executive under the Plan in respect of any Separation from Service (including by reason of death) after November 30, 2026 (a “Covered Termination”):
1.The lump-sum cash amount payable under the Plan, if any, other than any amount payable to Executive's Beneficiary under Section 3.02(d) of the Plan as applicable (which is addressed in Paragraph 2, below), shall be the amount Executive would have been paid under the Plan if he had Separated from Service on November 30, 2026 and had an Income Payment Date of December 1, 2026 (the “Benefit Amount”), which amount shall not be subject to increase or decrease except as provided in Section 4.03 of the Plan. Executive's entitlement to the Benefit Amount shall remain subject to the other applicable provisions of the Plan, including without limitation Section 4.02(b) of the Plan and the forfeiture provisions of Section 6.02 of the Plan.
2.For purposes of determining any amount payable under Section 3.02(d) of the Plan (i.e., in the event that Executive shall Separate from Service by reason of death (such amount, the “Death Benefit”)), Executive shall be deemed for purposes of Section 3.02(d) to have died on November 30, 2026 while in active employment for all purposes thereunder (including for purposes of determining the applicable actuarial assumptions), and the Death Benefit shall not be subject to increase or decrease. The entitlement of Executive's Beneficiary to any Death Benefit shall remain subject to the other applicable provisions of the Plan.

3.Except as provided in the foregoing two paragraphs, no benefit shall be payable to Executive or Executive's Beneficiary under the Plan in respect of a Covered Termination.
4.To the extent Entergy Corporation funds the Trust for Deferred Payments of Entergy Corporation and Subsidiaries or any other trust established by Entergy Corporation with all or a portion of the amounts that would be due Executive under the Plan as modified by this Appendix D in respect of Executive, then such trust deposits (and any earnings thereon) shall apply toward any funding obligation under Section 5.03 of the Plan to the extent applicable.
    IN WITNESS WHEREOF, the Talent and Compensation Committee has caused this Amendment No. 12 to the Pension Equalization Plan of Entergy Corporation and Subsidiaries (As Amended and Restated effective January 1, 2009) to be executed by its duly authorized representative on the date first set forth above.

ENTERGY CORPORATION
TALENT AND COMPENSATION COMMITTEE
through the undersigned authorized representative

/s/ Kathryn Collins_____________________________
KATHRYN COLLINS
Senior Vice President, HR and
Chief Human Resources Officer